[STANDARD MANAGEMENT LOGO]

DATE:	2/21/03

TO:	All Media

FROM:	Standard Management 10689 N. Pennsylvania Street Indianapolis, Indiana 46280

CONTACT:	Gerald R. Hochgesang Investor Relations Phone: (317) 574-5221

Standard Management Announces Amended
September 30, 2002 Quarterly Report

(Indianapolis, IN) Standard Management Corporation (the “Company”, “Standard Management”, or “SMAN”; Nasdaq: SMAN, www.SMAN.com) announced that it will amend its quarterly report for September 30, 2002 relating to the gain on the sale of discontinued operations.

In the third quarter of 2002 the Company completed the sale of its International Operations reporting a gain on sale of discontinued operations of $12.5 million. This gain on sale of discontinued operations has been amended to $6.9 million, due to an error in calculating the generally accepted accounting principles carrying value of Premier Life (Luxembourg) S. A. The amendment had no effect on the net proceeds received by the Company from the sale or on earnings from continuing operations.

Standard Management is a financial holding company headquartered in Indianapolis, IN. Information about the company can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at http://www.SMAN.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 37A of the Securities Exchange Act of 1934, including statements regarding the company’s hopes, beliefs, intentions, or strategies regarding the future. Forward-looking statements include, but are not limited to, expectation of growth rates, new business, and acquisitions.